[Moss Adams LLP Letterhead]

May 21, 1999


NBG Radio Network, Inc.
520 SW 5th Ave., Suite 750
Portland, OR 97204

     Re:  NBG Radio Network, Inc. - Form S-8 Registration Statement

To NBG Radio Network, Inc.:

     We consent to the Incorporation by reference in this Registration Statement of NBG Radio Network, Inc., on Form S-8 of our report dated January 25, 1999, relating to the audited financial statements for the year ended November 30, 1998, which report appears in the Annual Report on Form 10-KSB of NBG Radio Network, Inc., for the year ended November 30, 1998, and to all references to our firm included in the registration statement.

                                             /s/
                                             Moss Adams LLP